    As filed with the Securities and Exchange Commission on December 9, 1998.
                                                    Registration No.:  333-22705

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        POST-EFFECTIVE AMENDMENT NO. 2 ON
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              THOUSAND TRAILS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                709                        75-2138671
 (State or other jurisdiction          Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)      Classification Code Number)       Identification No.)

                           2711 LBJ Freeway, Suite 200
                               Dallas, Texas 75234
                                 (972) 243-2228

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             WALTER B. JACCARD, ESQ.
                  Vice President, General Counsel and Secretary
                              Thousand Trails, Inc.
                           2711 LBJ Freeway, Suite 200
                               Dallas, Texas 75234
                                 (972) 243-2228

(Name, address including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                          IRWIN F. SENTILLES, III, ESQ.
                           Gibson, Dunn & Crutcher LLP
                          1717 Main Street, Suite 5400
                               Dallas, Texas 75201
                                 (214) 698-3100

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: [X]

If the Registrant elects to deliver its annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                              THOUSAND TRAILS, INC.

                         416,179 SHARES OF COMMON STOCK




The common stock began       THE OFFERINGS     o  We are offering 10,045 shares of common stock to holders of
trading on the American                           common stock purchase warrants issued in 1994.
Stock Exchange on
December 4, 1998, under                        o  Certain of our security holders listed on page 19 may offer
the symbol "TRV." The                             from time to time 406,134 shares of common stock, which they
common stock previously                           may acquire by exercising common stock purchase warrants
traded on the NASD OTC                            issued in 1991 and 1992.
Bulletin Board System
under the symbol "TRLS."

On December 4, 1998, the     THE PRICE         o  The holders of the 1994 warrants must pay us the exercise
last reported sale price                          price of $1.625 per share to acquire the shares of common
of the common stock on                            stock we are offering by this prospectus.
the American Stock
Exchange was $5 1/8.                           o  The selling security holders will negotiate with their
                                                  respective buyers to determine the price of the shares they may offer by this prospectus. This price may not reflect a
                                                  "market" price. In addition, the parties will also negotiate the allocation of any expenses of such sale.

                                               o  The selling security holders must pay us the exercise price of $4.24 per share to acquire the shares of common stock
                                                  they may offer by this prospectus.

                             PROCEEDS TO THE   o  We will receive all of the proceeds from payment of the
                             COMPANY              exercise price of all the warrants, if the warrant holders elect to exercise their warrants. If all of the warrants are exercised, we will receive $1,738,331.

                                               o  We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

   YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION DISCUSSED IN "RISK
                         FACTORS," BEGINNING AT PAGE 6.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ------------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 9, 1998.

                                TABLE OF CONTENTS

                                                                                                                Page
--------------------------------------------------------------------------------------------------------------------
Prospectus Summary...........................................................................................    3

Risk Factors.................................................................................................    6

Incorporation of Certain Information
    by Reference.............................................................................................    11

Additional Information.......................................................................................    11

Available Information........................................................................................    11

Use of Proceeds..............................................................................................    12

Determination of Offering Price..............................................................................    12

Market for Common Stock and
    Related Stockholder Matters..............................................................................    13

Capitalization...............................................................................................    14

The Company..................................................................................................    14

Business.....................................................................................................    15

Selling Security Holders.....................................................................................    19

Plan of Distribution.........................................................................................    20

Description of Common Stock..................................................................................    20

Certain Federal Income Tax Considerations....................................................................    25

Experts......................................................................................................    26

Legal Matters................................................................................................    26

                               PROSPECTUS SUMMARY

                  THIS IS ONLY A SUMMARY OF THE OFFERINGS. TO FULLY UNDERSTAND THE INVESTMENT YOU ARE CONTEMPLATING, YOU MUST CONSIDER THIS ENTIRE PROSPECTUS AND THE DETAILED INFORMATION INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, INCLUDING THE FINANCIAL STATEMENTS AND THEIR ACCOMPANYING NOTES.

                  UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "THE COMPANY" REFERS TO THOUSAND TRAILS, INC., A DELAWARE
         CORPORATION, AND ITS PREDECESSORS AND SUBSIDIARIES. IN
         ADDITION, CERTAIN CAPITALIZED TERMS USED IN THE SUMMARY HAVE THE MEANINGS DESCRIBED ELSEWHERE IN THIS PROSPECTUS.

                  IN THIS PROSPECTUS, THE COMPANY MAKES, OR
         INCORPORATES BY REFERENCE, CERTAIN STATEMENTS AS TO ITS EXPECTED FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND BUSINESS STRATEGIES, PLANS AND CONDITIONS FOR FUTURE PERIODS. ALL OF THESE STATEMENTS ARE FORWARD-LOOKING STATEMENTS BASED ON THE BELIEFS OF MANAGEMENT OF THE COMPANY AS WELL AS ASSUMPTIONS MADE BY THE COMPANY AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS ARE NOT HISTORICAL AND INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND BUSINESS STRATEGIES, PLANS AND CONDITIONS FOR FUTURE PERIODS MAY DIFFER MATERIALLY DUE TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS SET FORTH UNDER "RISK FACTORS" AND DESCRIBED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

                                   THE COMPANY

         The Company and its subsidiaries own and operate a system of 53 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 111,000 members as of June 30, 1998. Through its subsidiaries, the Company also provides a reciprocal use program for members of approximately 325 recreational facilities and manages 130 public campgrounds for the US Forest Service.

         Corporate History

         The Company, then known as USTrails Inc., entered the membership campground business on June 30, 1991, by acquiring the capital stock of two companies. The Company acquired 100% of the capital stock of National American Corporation, which, along with its subsidiaries, is commonly called "NACO," and 69% of the capital stock of its predecessor in name, Thousand Trails, Inc., a Washington corporation (to avoid confusion, the predecessor company is referred to in this prospectus as "Trails" unless the context otherwise requires). The Company subsequently increased its ownership in Trails to 80% through a tender offer and acquired the remaining 20% of the stock of Trails in a merger. In July 1996, Trails was merged into the Company, which was still known as USTrails. Prior to the acquisitions of NACO and Trails, the Company purchased contracts receivable generated principally by NACO and Trails from the sale of campground memberships and resort interests on an installment basis. In November 1996, the Company reincorporated in the State of Delaware and changed its name to Thousand Trails, Inc.

         Contacting the Company

         The mailing address of the Company's principal executive offices is 2711 LBJ Freeway, Suite 200, Dallas, Texas 75234. Its telephone number is (972) 243-2228. Its Internet address is www.1000trails.com.

                          THE SELLING SECURITY HOLDERS

         The selling security holders, who are listed on page 19 of this prospectus, received their warrants in two transactions: one in 1991 as part of the Company's reorganization and the other in 1992 as part of the retirement of debt of Trails. In each transaction, recipients of these warrants became entitled to the benefits of registration rights agreements, which included "piggyback" registration rights. This means that certain selling security holders may require the Company to register the shares of common stock they are entitled to purchase under their warrants when the Company registers other shares of common stock. Because the Company is registering the shares of common stock offered under the 1994 warrants, the Company is also registering the common stock issuable to the selling security holders upon exercise of their warrants.

                                  THE OFFERINGS

Offering by the Company.................    The Company is offering to holders of the 1994 warrants 10,045 shares of common stock, subject to certain antidilution provisions, issuable upon the exercise of their 1994 warrants.  The current exercise price of the 1994 warrants is $1.625 per share.

Offering by
Selling Security Holders................    From time to time, the selling security holders may offer up to
                                            406,134 shares of common stock, subject to certain antidilution provisions, that are issuable upon the exercise of their 1991 or 1992 warrants.  The current exercise price of their 1991 or 1992 warrants is $4.24 per share and the current expiration date of their warrants
                                            is June 30, 1999.   The selling security holders are not offering the
                                            1991 or 1992 warrants by this prospectus.

Use of Proceeds.........................    The Company will receive the proceeds of the issuance of shares of common stock upon the exercise of the 1994 warrants to the extent of their exercise price.  The Company will not receive any of the proceeds from any sales of common stock by the selling security holders; however, it will receive proceeds from the issuance of shares of common stock upon the exercise of their warrants to the extent of their exercise price.

                         SUMMARY OF TERMS OF THE COMMON STOCK OFFERED UNDER 1994 WARRANTS

Exercise Price of 1994 Warrants.........    $1.625 per share of common stock, subject to certain antidilution provisions.

Number of Shares Issuable...............    10,045 shares of common stock, subject to certain antidilution provisions.

Expiration Date.........................    5:00 p.m., Eastern time, on March 31, 1999.  In order for a holder to exercise a 1994 warrant, a registration statement must be in effect under the Securities Act with respect to the issuance of the common stock subject to such warrant.  The Company cannot give any assurances that it can maintain the effectiveness of such
                                            registration statement as required to permit the exercise of these warrants.

Common Stock............................    The common stock (including the common stock of USTrails for which the common stock was exchanged in USTrails' reincorporation merger into the Company) has traded in the over-the-counter market since
                                            1992 and began trading on the American Stock Exchange on December 4,
                                            1998.  Trading in the common stock is light, and an established public trading market may not exist.  It is unclear whether the market for the common stock is adversely affected by transfer restrictions applicable to the common stock that are intended to help reduce the risk of an "ownership change" (within the meaning of
                                            Section 382 of the current Internal Revenue Code).  These transfer restrictions could materially limit the availability of the Company's substantial net operating loss carryforwards.  For more information on these transfer restrictions, see the section entitled "Risk
                                            Factors," which follows this summary.

                                  RISK FACTORS

         Prospective purchasers should review the risk factors discussed below when considering whether to purchase shares of common stock. These risk factors, however, may not be the only risks involved in connection with a purchase of these securities.

BUSINESS STRATEGY UNCERTAINTY

         Current Business Strategy

         The Company's current business strategy is two-fold:

                     o  improve campground operations

                     o  stabilize the campground membership base.

         The Company intends to attempt to stabilize the campground membership base by increasing sales and marketing efforts and, possibly, by acquiring new members through the purchase of other membership campground operations.

         The Company believes there is a viable market for campground memberships. It also believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. The Company believes that it may be possible to acquire members through the purchase of other membership campground operations, many of which are experiencing financial difficulties.

         Declining Membership Base and Resulting Downsizing of the Business

         However, the Company's membership base has declined over the past five fiscal years. In response to this decline, the Company has downsized its business by closing and disposing of campgrounds and decreasing campground operating costs and general administrative expenses.

         Possible Continued Campground Closures and Campground or Assets Sales if Membership Continues to Decline

         The Company intends to keep the size of its campground system in an appropriate relation to the size of its membership base. If the membership continues to decline, the Company may close and dispose of additional campgrounds and it will seek to decrease other expenses. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. As mentioned above, the Company also intends to explore the possible acquisition of members through the purchase of other membership campground organizations. The Company believes that the ultimate size of its campground system and the amounts realized from future asset sales will depend principally upon the degree to which the Company can successfully implement this strategy.

         Recent Lack of Success in Preventing Membership Base Decline

         The Company's selling and marketing efforts during the past three fiscal years have not produced the level of sales needed to stop the continuing decline in the Company's membership base. If the Company is not able to significantly increase its campground membership sales over current levels, the membership base will continue to decline, which will further decrease the Company's revenues. Further decreases in revenues that are not offset by sufficient expense reductions could have a material adverse impact on the Company's business and results of operations. Consequently, the Company can give no assurance that it will be successful in stopping its membership decline.

         Effect of Increased Sales and Marketing Expenses on Future Operating Results

         If the Company is successful in increasing campground membership sales significantly, the increase could adversely affect future operating results. The Company's selling and marketing efforts require significant expenditures, the majority of which must be reported as an expense in the current period. However, the related sales revenue cannot all be reported in the same period. Under the applicable accounting principles, this related sales revenue must be deferred and recognized on a straight-line basis over the expected life of the membership sold. As a consequence, the Company's selling and marketing expenses exceed its membership campground sales revenues. This disparity will likely increase to the extent the Company is able to grow campground membership sales.

         For more information, see the sections entitled "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company Reports, which are incorporated into this prospectus by reference.

NET OPERATING LOSS CARRYFORWARDS

         Brief Explanation of NOLs

         For federal income tax purposes, the Company has net operating loss carryforwards, which are known as "NOLs," available for its use. These NOLs equaled $26.9 million as of June 30, 1998. The NOLs can generally be used to offset taxable income earned by the Company (and thus reduce the Company's income tax liability) in subsequent years within a 15-year carryover period.

         Effect of "Ownership Change" on the Use of NOLs

         Section 382 of the Internal Revenue Code provides that when a corporation undergoes an "ownership change," the corporation's use of its NOLs is limited each year. In such a case, a corporation can only use NOLs to offset taxable income in an amount determined by multiplying the fair market value of the corporation's stock immediately before the "ownership change" by the "long-term tax exempt rate" (5.02% for changes in November 1998).

         Recent Restructuring Puts the Company Very Close to Having an "Ownership Change"

         In July 1996, the Company restructured its capital structure by retiring certain senior notes and issuing pay-in-kind notes and shares of common stock. This restructuring was structured to avoid an "ownership change" under
Section 382 of the Internal Revenue Code. However, the issuance of shares of common stock in this restructuring resulted in a substantial change in ownership for purposes of Section 382. A 50% change is required to cause an "ownership change." As a result of this restructuring and transactions since that time, as of November 16, 1998, the Company was at a change of as much as 31.6%.

         Effect of Loss of NOLs on Reported After-Tax Earnings and Ability to Service Debt

         If the Company were to experience an "ownership change," the Company estimates that it would not be entitled to use a substantial amount of its available NOLs to reduce its taxable income. Such a limitation on the use of the Company's NOLs would materially reduce the Company's after-tax earnings as well as its ability to service its indebtedness.

         Transfer Restrictions Intended to Reduce the Risk of an "Ownership Change"

         In order to reduce the risk of an "ownership change" in the future, the transfer of the common stock has been restricted through the inclusion of transfer restrictions in the Company's certificate of incorporation. These transfer restrictions are discussed in more detail in the section entitled "Description of Common Stock" contained in this prospectus.

         Risks that Transfer Restrictions May Not Prevent an "Ownership Change" or Permit the Company to Continue to Use the NOLs to Offset Taxable Income

         Notwithstanding these transfer restrictions, the Company could be unable to use the NOLs to offset taxable income in future periods. These risks include the following:

           o The Company may be unable to, or may elect not to, prevent every transaction that could cause an "ownership change."

           o These transfer restrictions do not apply to the exercise of outstanding warrants or certain options to purchase common stock, including the warrants issued in 1991, 1992, and 1994.

           o Although the Company believes that these transfer restrictions are enforceable as to all of the common stock, a court might disagree.

           o The Internal Revenue Service may take the position that, for tax purposes, these transfer restrictions do not prohibit the possibility of a transfer that would result in an "ownership change."

           o A court may not enforce every remedial provision set forth in these transfer restrictions if a stockholder were to challenge the binding nature of these provisions.

           o Congress may change the law regarding the use of NOLs before the Company is able to use the NOLs to offset taxable income. Although the Company cannot give any assurances, it is not aware of any proposed legislation for changes in the tax laws that could impact the ability of the Company to use the NOLs to offset taxable income.

         Therefore, even with these transfer restrictions in place, it is possible that transactions or other events could occur that would limit the Company's ability to use the NOLs to offset taxable income in the future.

         The NOLs May Not be Useful if the Company Fails to Earn Otherwise Taxable Income Before the NOLs Expire

         The extent of the actual future use of the NOLs is subject to inherent uncertainty. Their use in future years depends on the amount of otherwise taxable income the Company may earn. The Company cannot give any assurance that it will have sufficient taxable income in future years to actually use the NOLs before they would otherwise expire.

         For more information about the NOLs and the transfer restrictions, see the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company Reports, which incorporated into this prospectus by reference, and the section entitled "Description of Common Stock Transfer Restrictions" contained in this prospectus.

SIGNIFICANT LEVERAGE

         Amount of Leverage or Debt

         The Company remains significantly leveraged. As of September 30, 1998, the Company had outstanding indebtedness of approximately $34.9 million. In addition, as a result of their pay-in-kind feature, interest on the Company's Senior Subordinated Pay-In-Kind ("PIK") Notes is payable in the form of additional PIK notes until after July 15, 2000, unless all borrowings under the Company's loan agreement with Foothill Capital Corporation are paid in full on or before such date.

         If all borrowings under the Foothill loan agreement are paid in full on or before July 15, 2000, the Company has the option to issue additional PIK notes in lieu of cash interest through July 15, 2000. After July 15, 2000, the Company must pay the interest on the PIK notes in cash. So long as the Company pays interest in the form of additional PIK notes, the outstanding principal amount will increase at the rate of 12% per year, compounded semi-annually. Although this payment-in-kind feature will decrease the Company's cash interest costs, it will also decrease the rate at which the Company is able to retire the debt.

         On November 10, 1998, the Company called all of its outstanding PIK notes for redemption on December 15, 1998. The Company expects to fund this redemption by borrowing under the Foothill loan agreement. If the Company successfully completes this redemption, the Company's debt will be lowered. However, the borrowings under the Foothill loan agreement will require interest to be paid monthly on a cash basis, which will increase the Company's cash interest costs. In addition, subject to the restrictions of the Foothill loan agreement and the indenture for the PIK notes, the Company may incur additional indebtedness from time to time.

         Effect of Significant Leverage

         This leverage increases the risk inherent in the Company's business strategy because it must expend cash on servicing the debt -- cash that could otherwise be spent on implementing the business strategy. Thus, the amount of leverage may limit the Company's ability to respond to variances from the results sought, as well as changing business and economic conditions.

         Risk that the Company May Not Be Able to Generate Sufficient Cash to Service its Debt

         Required payments of principal and interest are expected to be financed from operating cash flow, collections of contracts receivable and proceeds from the disposition of non-core assets. The Company's ability to generate sufficient cash is subject to many factors, including stabilizing the Company's membership base and the amount of asset sales to be completed or made as the Company downsizes.

         For more information about the Company's leverage, see the sections entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company Reports, which are incorporated into this prospectus by reference, and the section entitled "Capitalization" contained in this prospectus.

MEMBERS RIGHTS

         Certain State Laws May Inhibit the Company's Ability to Sell Under-Used Campgrounds

         The Company believes that the success of its business strategy will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. These three states contain 29 of the Company's 53 campgrounds. In certain states, these statutes permit the sale, closure or foreclosure of campgrounds if the campground's members receive access to a comparable campground. Certain of these limitations purport even to survive any rejection of member contracts in bankruptcy, and the bankruptcy laws may provide additional protections of member rights. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds in addition to those currently contemplated will likely be limited by state law or the membership contracts themselves. In addition, foreclosure of the campground liens in significant numbers will also likely be limited.

         Contracts and Certain Laws May Inhibit the Company's Ability to Use the Campgrounds Differently

         Membership agreements or understandings, or related governmental interpretations, may limit the Company's ability to expand or modify the type of business activities conducted at the campgrounds. As a consequence, the Company may be prevented from using the existing campgrounds differently, even if such use may increase the Company's income from the campgrounds.

         For more information about the effect of members' rights and certain state laws on the Company's ability to implement its business strategy, see the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business - Government Regulation" and "Properties" in the Company Reports, which are incorporated into this prospectus by reference.

MARKET CONDITIONS

         Current Market Conditions Mean that the Price Paid for the Common Stock May Not Reflect Its True Market Value

         Trading in the common stock is light, and an established market in the common stock may not exist. Moreover, it is unclear whether the market for the common stock is adversely affected by the transfer restrictions provided in the Company's certificate of incorporation. As a consequence, you may not be able to sell your common stock for an adequate price for an indefinite period. For more information about the current market for the common stock, see the sections entitled "Market for Common Stock and Related Stockholder Matters" and "Description of Common Stock."

CONCENTRATION OF OWNERSHIP

         As of October 27, 1998, Mr. Andrew Boas, a director of the Company, beneficially owned an aggregate of 48.1% of the outstanding common stock and $13.9 million in principal amount of the outstanding PIK notes (representing approximately 39.8% in principal amount of the PIK notes). As a result, Mr. Boas may be in a position to influence significantly the outcome of certain actions by the Company's stockholders. As a holder of the PIK notes, the interests of Mr. Boas may not be wholly aligned with your interests or the interests of other holders of common stock. For more information about Mr. Boas's stock and debt ownership, see the sections entitled "Security Ownership of Certain Beneficial Owners and Management" in the Company Reports, which are incorporated by reference, and the section of this prospectus entitled "Selling Security Holders."

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK AND TRANSFER RESTRICTION PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION.

         Blank Check Preferred Stock.

         The Company is authorized to issue up to 1,500,000 shares of preferred stock in one or more series. The Company's Board of Directors may determine the terms of the preferred stock at the time of issuance. The issuance of the preferred stock may be accomplished without any further action by the Company's stockholders and the terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemptive rights, and sinking fund provisions.

         Although the Company currently has no plans to issue any shares of preferred stock, if the Company later decides to issue the preferred stock, the common stockholders could lose some very important rights. In particular, the Board of Directors may grant specific rights to the future holders of preferred stock that could be used to restrict the Company's ability to merge with or sell its assets to a third party, or otherwise delay, discourage, or present a change in control of the Company. For information about the Company's preferred stock, see the section entitled "Description of Common Stock" contained in this prospectus.

         Transfer Restrictions.

         In addition to the potential anti-takeover effect of the preferred stock, the transfer restrictions, previously mentioned in the risk factor entitled "Net Operating Loss Carryforwards," could also have the effect of delaying, discouraging, or otherwise preventing a change in control of the Company without the consent of the Board of Directors. These transfer restrictions are discussed in more detail in the section entitled "Description of Common Stock" contained in this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company has enclosed with this Prospectus its Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended on Form 10-K/A, its Proxy Statement for the 1998 Annual Meeting of the Company filed on October 27, 1998, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 (collectively, the "Company Reports"), which are incorporated into this prospectus by reference.


                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement on Form S-2 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. See the registration statement for more information. Statements made in this prospectus as to the contents of any indenture, contract, agreement or other document referred to are merely summaries and are not necessarily complete. With respect to each such indenture, contract, agreement or other document filed as an exhibit to the registration statement, see the exhibit to read the actual documents. The registration statement and its exhibits and schedules may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC and without charge electronically at the SEC's World Wide Web site. See "Available Information" for the office and World Wide Web site addresses of the SEC.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, the Company files reports, proxy and information statements, and other information with the SEC. The public may inspect and copy (at prescribed rates) the registration statement and the other information that the Company has filed with the SEC at the SEC's public reference facilities listed below.

         SEC Public Reference Room
         450 Fifth Street, N.W.
         Room 1024
         Washington, D.C.  20549

         SEC Regional Public Reference Facilities

         Northwest Atrium Center, Room 3190
         500 West Madison Street
         Chicago, Illinois  60661

         7 World Trade Center
         13th Floor
         New York, New York  10048

         In addition, the public may obtain information on the operation of the SEC's public reference room by calling the SEC at the number listed below.

         SEC Public Reference Room Telephone Number

         1-800-SEC-0330

         The Company files many of its reports, proxy and information statements, and other information electronically with the SEC. The public can access these documents by computer at the SEC's World Wide Web address.

         SEC World Wide Web Address

         http://www.sec.gov.

                                 USE OF PROCEEDS

         The Company will receive the proceeds of the issuance of shares of its common stock, upon the exercise of the common stock purchase warrants expiring March 31, 1999 (the "1994 Warrants"), to the extent of their exercise price. The 1994 Warrants were issued in 1994 to holders of the 12% Secured Notes due 1998 (the "Secured Notes") of USTrails in connection with a consent solicitation that resulted in indenture amendments affecting such notes.

         The Company will not receive any of the proceeds from any sales of common stock by the selling security holders listed on page 19 (the "Selling Security Holders"); however, it will receive proceeds from the issuance of shares of common stock upon the exercise of the Common Stock Purchase Warrants expiring June 30, 1999 (collectively, the "1991/1992 Warrants"), to the extent of their exercise price. The 1991 Warrants were issued in 1991 in connection with the consummation of the Plan of Reorganization of USTrails. The 1992 Warrants were issued in 1992 in connection with the retirement of debt of Trails.

         Any proceeds received by the Company, net of the expenses of the offerings borne by the Company, will be added to the Company's working capital. See "Plan of Distribution."

                         DETERMINATION OF OFFERING PRICE

         The exercise price of the 1994 Warrants offered, which is $1.625, was established by agreement between the Company and a committee of former holders of Secured Notes.

         The Company has no knowledge of whether or when a sale of any of the shares of common stock offered by the Selling Security Holders will occur or what price, terms or conditions may be offered by the Selling Security Holders. See "Plan of Distribution."

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

MARKET AND TRADING

         The common stock (including the common stock of USTrails for which the common stock was exchanged in the Company's reincorporation merger) has been publicly traded in the over-the-counter market under the symbol USTQ from 1992 through November 20, 1996, and under the symbol TRLS thereafter until December 4, 1998. On December 4, 1998, the common stock began trading on the American Stock Exchange under the symbol TRV. Historically, the common stock has not traded every day and the trading volume has often been small, such that the common stock may not be deemed to be traded in an established public trading market. The following table sets forth for the fiscal periods indicated, the high and low bid quotations as quoted through the NASD OTC Bulletin Board System. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                High Bid                 Low Bid
                                                                --------                 -------
              1999:
                  Second Quarter
                    (through December 3)                             4                     3 5/8
                  First Quarter                                  5 1/2                     3 5/8

              1998:
                  Fourth Quarter                                 3 1/8                     2 1/8
                  Third Quarter                                  5 3/8                     3 1/8
                  Second Quarter                                 4 1/2                     3 1/4
                  First Quarter                                  4 1/4                     3 1/2

              1997:
                  Fourth Quarter                                2 7/16                     1 3/4
                  Third Quarter                                1 31/32                    1 5/16
                  Second Quarter                                1 7/16                     15/16
                  First Quarter                                  1 1/8                       1/2


         On December 4, 1998, the last reported sale price of the common stock on the American Stock Exchange was $5 1/8. As of December 4, 1998, the common stock was held by 94 holders of record. Moreover, security position listings available to the Company listed approximately 400 beneficial holders of common stock.

ABSENCE OF DIVIDENDS

         Since inception, the Company has not paid any dividends. The Company's Loan and Security Agreement, dated as of July 10, 1996, as amended (the "Loan Agreement"), with Foothill Capital Corporation ("Foothill"), prohibits the payment of any cash dividends on the common stock, without the consent of Foothill, until the Loan Agreement is terminated. In addition, the Indenture prohibits the payment of any cash dividends on the Common Stock until the Company's Senior Subordinated Pay-In-Kind Notes due 2003 (the "PIK Notes") are repaid.

                                 CAPITALIZATION

         The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1998 (in thousands). Investors should read this table in conjunction with the Company's consolidated financial statements and their notes, which are incorporated by reference.

                                                                                     September 30, 1998
                                                                                     ------------------
PIK Notes, including deferred gain of $.2 million                                          34,935 (1)
      TOTAL DEBT                                                                          $34,935 (2)
                                                                                          =======

Preferred stock, $.01 par value, 1,500,000 shares authorized, none
  issued and outstanding                                                                      ---

Common  Stock, $.01 par value, 15,000,000 shares authorized,
  7,503,208 shares issued and outstanding                                                 $    75
Additional paid-in capital                                                                 20,595
Accumulated deficit subsequent to December 31, 1991,
  date of emergence from bankruptcy                                                       (16,272)
Cumulative currency translation adjustment                                                   (140)
                                                                                          -------
      TOTAL STOCKHOLDERS' EQUITY                                                          $ 4,258
                                                                                          =======

      TOTAL CAPITALIZATION                                                                $39,193
                                                                                          =======

---------------
(1) The restructuring in which the PIK Notes were issued was accounted for as a Troubled Debt Restructuring whereby the PIK Notes were recorded at the carrying value of the Secured Notes, and no gain or loss was recorded on the transaction. As a result, the $40.2 million principal amount of PIK Notes issued in the restructuring was recorded with a deferred gain of $303,000. This deferred gain is being amortized as a reduction of interest expense using the effective interest method over the term of the PIK Notes.

(2) On November 10, 1998, the Company called all of its outstanding PIK Notes for redemption on December 15, 1998. In order to fund this redemption, the Company expects to borrow approximately $27 million under the Loan Agreement with Foothill. After giving effect to the redemption, the Total Debt is expected to be approximately $27 million.


                                   THE COMPANY

         The Company and its subsidiaries own and operate a system of 53 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 111,000 members as of June 30, 1998. Through its subsidiaries, the Company also provides a reciprocal use program for members of approximately 325 recreational facilities and manages 130 public campgrounds for the US Forest Service.

         Corporate History. The Company entered the membership campground business on June 30, 1991, with the acquisition of 100% of the capital stock of NACO and 69% of the capital stock of Trails. The Company subsequently increased its ownership in Trails to 100% through a tender offer and merger and, in July, 1996, Trails was merged into the Company. Prior to acquiring NACO and Trails, the Company purchased contracts receivable generated principally by them from the sale of campground memberships and resort interests on the installment basis. In November 1996, the Company, then known as USTrails, reincorporated in the State of Delaware and changed its name to Thousand Trails, Inc.

         Restructuring. On July 17, 1996, the Company consummated a restructuring of its capital structure. This restructuring, in which the Secured Notes were retired and the PIK Notes issued, provided the Company with a new capital structure and decreased the Company's outstanding debt to a level the Company believes it can support under its downsized operations. See Note 6 to the Company's financial statements contained in the Company Reports incorporated herein by reference.

                                    BUSINESS

CURRENT BUSINESS STRATEGY

         The Company's current business strategy is to improve its campground operations and stabilize its campground membership base through increased sales and marketing efforts or the possible acquisition of members through the purchase of other membership campground operations. The Company believes there is a viable market for campground memberships and that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. The Company also believes that it may be possible to acquire members through the purchase of other membership campground operations, many of which are experiencing financial difficulties.

         However, the Company's membership base has declined over the past five fiscal years and, accordingly, the Company has downsized its business by closing and disposing of campgrounds and decreasing campground operating costs and general and administrative expenses. The Company intends to keep the size of its campground system in an appropriate relation to the size of its membership base. In this regard, the Company may close and dispose of additional campgrounds and it will seek to decrease other expenses. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company also intends to explore the possible acquisition of members through the purchase of other membership campground organizations. The Company believes that the ultimate size of its campground system and the amounts realized from future asset sales will depend principally upon the degree to which the Company can successfully implement this strategy.

CAMPGROUND OPERATIONS

         Campgrounds. The Company and its subsidiaries own and operate a network of 53 membership-based campgrounds located in 17 states and British Columbia, Canada. The Company owns and operates a network of 32 of these campgrounds under the Thousand Trails logo, and NACO owns and operates a network of 21 of these campgrounds under the NACO logo. The 53 campgrounds contain a total of approximately 9,700 acres and 17,700 campsites.

         Members using the campgrounds may bring their own recreational vehicles ("RVs"), tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of June 30, 1998, there were approximately 73,000 campground members in the Thousand Trails system and 38,000 campground members in the NACO system. However, approximately 38% of the NACO campground members and approximately 54% of the Thousand Trails campground members possess the right to use the campgrounds in both networks. The largest percentage of campground members reside in California (approximately 37%). Large numbers of campground members also reside in Florida, Oregon, Texas, and Washington.

         Memberships provide the member's family access to the Company's network of campgrounds, but do not convey a deeded interest in campgrounds with the exception of six campgrounds in which members have received deeded undivided interests in the campground. A member also does not possess the right to use a specific campsite, trailer, or cabin, or the right to control further development or operation of a campground.

         Depending upon member usage, the campgrounds are open year-round or on a seasonal basis. The campgrounds feature campsites with electrical, water, and in some cases, sewer connections for RVs, restroom and shower facilities, rental trailers or cabins, and other recreational amenities. At each campground, a manager and staff provide security, maintenance, and recreational programs that vary by location.

         The Company derives other campground revenue from renting trailers, cabins, and sports equipment to members, selling food and other items to members from convenience stores located at the campgrounds, and providing the members access to laundry facilities and game machines. The Company also charges members a fee for storing recreational vehicles and providing food service.

         Existing Membership. At June 30, 1998, the Company had 111,000 campground members. The majority of these members have been members for over 10 years. The Company's membership base has declined significantly over the past five fiscal years and, net of new sales, the membership base is presently declining at the rate of approximately 6% per year (excluding 1800 members lost in connection with the sale of two campgrounds in fiscal 1998). The Company attributes this continuing decline principally to its aging membership base, of whom approximately 50% are senior citizens. In addition, the Company estimates that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously sold by the Company. To stop the continuing decline in its membership base, the Company must significantly increase its campground membership sales over current levels.

         Membership Sales. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, the Company determined that it should increase its sales and marketing efforts in order to replenish its declining campground membership base, and it began selling new campground memberships on a limited basis. In May 1995, the Company introduced new membership products, and significantly increased its sales and marketing efforts. In recent years, the Company has focused its membership sales efforts primarily on guests referred by existing members and customers referred by RV dealers and RV manufacturers, who management believes are more likely to purchase memberships.

         The Company's current membership products offer the consumer a choice of membership options ranging from the use of one campground to the entire system of campgrounds with prices ranging from $1,595 to $2,995. In addition, the membership products offer a choice of annual dues levels ranging from $199 for 14 nights of use to $1,200 for up to 365 nights of use. The member is charged a nightly fee for camping more days than are included in the dues option selected. During fiscal 1998 and 1997, the Company sold approximately 2,900 and 3,400 new memberships, respectively. The average sales price was $1,164 in fiscal 1998 and $707 in fiscal 1997, and the average annual dues level was $377 in fiscal 1998 and $332 in fiscal 1997. During the past two fiscal years, the Company offered financing for certain of its higher priced sales. The Company required a down payment of at least 25% of the sales price and would finance the balance for periods of up to 36 months. The Company estimates that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously sold by the Company.

         The Company has the capacity to sell approximately 66,000 additional new campground memberships in the future, assuming the sale of ten memberships for each existing campsite. Further downsizing of the Company's business would reduce this capacity.

         Marketing. The Company's research indicates that camping is a popular and growing activity in the United States. Camping was the fourth largest participant sport/activity in the United States in 1997 with approximately 20% of all households camping at least once a year. Sales of camping equipment total $1.5 billion annually in 1995 and 1996. In addition, although RV sales have been relatively flat, a recent study by the University of Michigan Survey Research Center reported that RV sales revenues are expected to grow 4% annually for at least the next ten years. Moreover, the Company believes that the aging of the baby boomers should have a positive effect on sales of camping equipment and RVs, and lead to further growth in family camping. The Company's campgrounds are located in markets containing approximately 25% of all camping households in the United States.

         While most campers use national or state parks, the Company believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. Based on the Company's research, approximately 35% of campers are "amenity" campers, whose needs match the benefits provided by the Company's campgrounds, such as pools, lodges, sport courts, and recreational activities. The Company believes the needs of amenity campers are not being met by underfunded national and state campgrounds. In addition, the Company believes that it can differentiate its campgrounds and services from other campgrounds by emphasizing the quality of its facilities and the benefits and services available at its campgrounds.

         Dues. Campground members currently pay annual dues ranging generally from $100 to $600. The annual dues collected from campground members constitute general revenue of the Company. The Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds. However, the membership agreements do not require the Company to use the dues for any specific purpose.

         The average annual dues paid by the Company's campground members were $351 for the year ended June 30, 1998, $344 for the year ended June 30, 1997, and $335 for the year ended June 30, 1996. The increases resulted primarily from the annual increase in dues implemented by the Company each year in accordance with the terms of the membership agreements. In addition, the Company's new members generally pay annual dues at a higher level than the older members retiring from the system.

         The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

         Maintenance and Improvements. The Company makes annual capital and maintenance expenditures to maintain and improve the campgrounds. During fiscal 1998, the Company spent $5.2 million on major maintenance, repairs, and improvements at the campgrounds and anticipates that it will spend an additional $4.7 million on similar costs in fiscal 1999. The Company may be required to spend greater amounts on such items in future years as the facilities age.

         Resort Parks International. NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Thousand Trails systems, may join a reciprocal program operated by Resort Parks International, Inc. ("RPI"), a wholly owned subsidiary of the Company. The RPI program offers members reciprocal use of approximately 325 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of June 30, 1998, there were approximately 96,000 RPI members, of which approximately 80,000 were members of campgrounds that are not affiliated with the Company.

         Campground Management. During fiscal 1994, UST Wilderness Management Corporation, a wholly owned subsidiary of the Company ("Wilderness Management"), began to manage public campgrounds for the US Forest Service. As of June 30, 1998, Wilderness Management had entered into management contracts covering 130 campgrounds containing a total of approximately 3,300 campsites. Pursuant to its management contracts with the US Forest Service, the Wilderness Management incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the US Forest Service. These management contracts typically have five year terms.

RESORT OPERATIONS

         Over the past several years, NACO has been selling the assets it owns at eight resorts located in seven states. NACO's interest in the resorts presently consists of approximately 100 residential lots and other miscellaneous real estate that NACO intends to sell over the next several years.

ASSET SALES

         During fiscal 1998, 1997 and 1996, the Company sold certain of its real estate assets and received proceeds of $8.6 million, $4.7 million, and $7.2 million, respectively. During this three year period, the Company sold the timeshare operations at the resorts, the country club and golf operations at one resort, and various other properties at the resorts. In addition, the Company sold or otherwise disposed of various campgrounds and sold unused buildings and trailers, and excess acreage associated with certain campgrounds. Over the next several years, the Company intends to dispose of its remaining assets at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped, excess acreage associated with the campgrounds. The sale of campgrounds requires addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of sale opportunities or the ability of the Company to realize recoveries from asset sales. In addition, although the Company has successfully sold assets during the past several years, no assurance exists that the Company will be able to locate a buyer for any of the remaining assets or that sales on acceptable terms can be effected.

         When there are outstanding borrowings under the Loan Agreement, all proceeds from asset sales must be paid to Foothill and applied to reduce such borrowings.

CONTRACTS RECEIVABLE

         Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. This portfolio has declined significantly over the past five fiscal years as the Company has collected the outstanding contracts receivable. Since April 1992, the Company has sold only a limited number of campground memberships and resort interests on an installment basis and, as a result, the portfolio of contracts receivable will continue to decline.

         Interest accrues on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 9.5% to 16.0%, with an approximate weighted average stated interest rate of 13.0% as of June 30, 1998. Monthly installment payments range from $34 to $223 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, have averaged two years or less. At June 30, 1998, approximately 97% of the campground members and 99% of the purchasers of resort interests had paid for their membership or resort interest in full, and the remaining outstanding contracts receivable had an average remaining term of 19 months.

         As of June 30, 1998, the Company owned contracts receivable with an aggregate principal balance of $6.8 million, consisting of $6.4 million of contracts receivable associated with the campgrounds, and $401,000 of contracts receivable associated with the resorts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company Reports incorporated herein by reference.

         When there are outstanding borrowings under the Loan Agreement, all collections on the contracts receivable, including principal, interest, and fees, must be paid to Foothill and applied to reduce such borrowings.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information regarding the Selling Security Holders' beneficial ownership of the common stock, including common stock issuable upon exercise of the 1991 or 1992 Warrants, as of October 27, 1998. Each of the Selling Security Holders had registered and, assuming exercise of its 1991 or 1992 Warrants, may sell up to the number of shares of common stock that such Selling Security Holder may receive as a result of such exercise, as set forth opposite each Selling Security Holder's name below. The Selling Security Holders may also sell additional shares of common stock that may be issuable upon exercise of the 1991 or 1992 Warrants as a result of certain antidilution provisions. It is not currently possible to predict the number of shares of common stock, if any, which will be sold or the price, terms or conditions of their sale. See "Plan of Distribution."

                                                                         COMMON STOCK
                                                                         ISSUABLE UPON
                                                      COMMON STOCK        EXERCISE OF
                                                      BENEFICIALLY         1991/1992            COMMON STOCK
                                                          OWNED        WARRANTS THAT MAY     BENEFICIALLY OWNED
              SELLING SECURITY HOLDERS                                    BE OFFERED(1)      AFTER OFFERING **
----------------------------------------------------- ------------     -----------------    --------------------
                                                                                                        PERCENT
                                                                                            NUMBER      OF CLASS
                                                                                           ---------    --------
American Investors Life Insurance Company, Inc.                 0             7,121                0       0
Bankers Life & Casualty Company                                 0            16,540                0       0
Carl Marks Strategic Investments L.P.(2)                2,474,244           194,521        2,474,244    34.6%
Fidelity & Guaranty Life Insurance Company                      0            49,622                0       0
Fulton Bank, Custodian for Stanley Steiner,                     0               175                0       0
  Rollover IRA
Alan Kanis                                                    706               189              706       *
OP Limited Partnership                                          0            13,232                0       0
Pacholder Associates, Inc.                                      0               551                0       0
Trussal & Co.                                                   0               616                0       0
United States Fidelity & Guaranty Company                       0            88,825                0       0
USF&G Pacholder Fund                                            0            33,081                0       0
Larry K. West                                                   0             1,521                0       0
Robert and Suzanne Yudelson                                     0               140                0       0
                                                        ---------           -------        ---------
TOTAL                                                   2,479,950           406,134        2,479,950
                                                        =========           =======        =========

----------
*    Less than 1%
** Assumes that all shares of common stock that may be offered by Selling Security Holders are sold.

(1) The Selling Security Holders may also sell additional shares of common stock that may be issuable from time to time pursuant to the antidilution provisions applicable to the 1991 or 1992 Warrants.

(2) Andrew M. Boas, a director of the Company, is a general partner of Carl Marks Management Co., L.P., which is the general partner of Carl Marks Strategic Investments, L.P. See "Security Ownership of Certain Beneficial Owners and Management" in the Company Reports incorporated herein by reference.

                              PLAN OF DISTRIBUTION

         The Company is offering 10,045 shares of common stock by reason of the outstanding 1994 Warrants.

         The Selling Security Holders may offer and sell the 406,134 shares of common stock, if and when issued upon the exercise of the 1991 or 1992 Warrants, from time to time acting as principals for their own accounts, through agents or otherwise, in negotiated or market transactions. The prices, terms and conditions of any sale will be determined at the time of sale by the seller or as a result of negotiations between or on behalf of the buyer and the seller. The sales of such shares may be effected during such time as the registration statement is effective. The sales may occur in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Moreover, the Selling Security Holders may make negotiated sales at any time if such sales are exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder. Although the Company has agreed to pay all costs of the registration of these securities, any other expenses of any sale will be borne by the parties to the sale as they may agree, including any distributors' or brokers' commissions.
Currently, no underwritten public offering is contemplated.

         The Company has called to the Selling Security Holders' attention certain restrictions under the federal securities laws applicable to sales registered under the registration statement, including the requirements of Regulation M under the Securities Exchange Act. In such connection, the Selling Security Holders have entered into agreements with the Company requiring that they will not violate any federal or state securities laws in connection with the distribution or transfer of the Company's securities. The Selling Security Holders have each agreed to indemnify the Company for certain information supplied in connection with the registration statement. The Company similarly agreed to indemnify the Selling Security Holders for certain other information contained in the registration statement.


                           DESCRIPTION OF COMMON STOCK

GENERAL

         The authorized capital stock of the Company is 15,000,000 shares of common stock, par value $.01 per share, and 1,500,000 shares of preferred stock, par value $.01 per share. As of October 27, 1998, the Company had 7,511,708 shares of common stock issued and outstanding. In addition, as of such date the Company had outstanding warrants (consisting of the 1991 or 1992 Warrants and the 1994 Warrants) to purchase 416,179 shares of common stock and options under the Company's 1991 Employee Stock Incentive Plan, the Company's 1993 Stock Option and Restricted Stock Purchase Plan, the Company's 1993 Director Stock Option Plan and the stock option agreement, dated as of August 1, 1996, with the Company's Chief Executive Officer and President to purchase 1,111,995 shares of common stock. The warrants, options and stock option agreement are each subject to certain antidilution provisions.

         Preferred Stock. The Company's certificate of incorporation authorizes the Board of Directors to establish the designations, powers, preferences and rights of the preferred stock without further stockholder approval. In the exercise of this authority, the Board of Directors could establish preferences and rights for the preferred stock prior and superior to the rights of the common stock, and it is possible that dividend preferences for the preferred stock could substantially reduce the amount of any future surplus available for payments on the common stock. In addition, if the preferred stock were made convertible into common stock, dilution of the interests of holders of the common stock may result.

         Voting Rights. Holders of common stock are entitled to one vote for each share held of record on any matter submitted to a vote at a meeting of the stockholders. Directors are elected by a majority of the votes cast at the election. Generally, any matter submitted for the approval of the stockholders must receive the affirmative vote of the holders of a majority of all the shares represented at a meeting at which a quorum is present. Approval of any amendment to the Company's certificate of incorporation or any merger or consolidation (with certain limited exceptions) or dissolution of the Company, or any sale, lease, or exchange of all or substantially all of the assets of the Company, however, requires the affirmative vote of holders of shares representing a majority of the votes entitled to be cast.

         Stockholder Proposals. The Company's Bylaws contain a provision establishing an advance notice procedure for stockholders to bring business before the annual meeting of stockholders. Generally, notice of business proposed to be brought before the meeting must be given in writing in the form provided in the Company's Bylaws to the Secretary of the Company not less than 60 or more than 90 days prior to the date of the annual meeting of stockholders, but if less than 60 days notice of the date of the annual meeting is given to the stockholders, notice of proposed business must be given not later than the tenth day following the day on which the notice of the date of the annual meeting is mailed. At a special meeting of stockholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting is permitted to come before the meeting. The limitations on procedures to bring business before the annual meeting of stockholders do not restrict a stockholder's right to include proposals in proxy material pursuant to rules promulgated under the Securities Exchange Act. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the merits of the business proposed to be brought before the meeting and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

         Election of Directors. The Company's Certificate of Incorporation does not contain a provision permitting cumulative voting for the election of directors. The holders of more than 50% of the common stock voting upon the election of directors, therefore, may be able to elect all of the directors to be elected at a meeting of the stockholders of the Company. The directors of the Company are elected annually and serve until their successors are elected and qualified.

         Dividends. Holders of shares of common stock are entitled to receive dividends when, as, and if the Board of Directors declares such dividends from funds legally available for that purpose. Since inception, the Company has not paid any dividends. Moreover, under the terms of the PIK Note indenture and the Loan Agreement, the Company may not pay any dividends (other than stock dividends) on the common stock, nor purchase, redeem or otherwise acquire or retire for value any common stock, until the obligations thereunder are repaid.

         Other Rights. Upon liquidation, the holders of common stock are entitled to share on a pro rata basis in the net assets of the Company after payment of any and all amounts due to creditors and holders of any preferred stock. The holders of common stock have no preemptive, redemption or conversion rights.

         Change in Control Provisions. The Company is not currently subject to the provisions of Section 203 of the Delaware GCL because the common stock is not listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders. However,
Section 203 will become applicable to the Company once the common stock is listed on the American Stock Exchange. In general, Section 203 provides that a Delaware corporation may not, for a period of three years after a person becomes an "interested stockholder" (defined generally as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock), engage in any of a broad range of business combinations (which may include stock issuances) with a person or affiliate or associate of such person who is such "interested stockholder" unless certain board or shareholder approvals are obtained. Stockholders that beneficially received 15% or more of the common stock in the Company's reincorporation merger in November 1996, however, will not be subject to the provisions of Section 203 should they become applicable to the Company, and as a consequence business combinations with such stockholders will not be limited by
Section 203. Certain of such stockholders also hold a substantial amount of the Company's outstanding PIK Notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" in the Company Reports, which are incorporated by reference.

TRANSFER RESTRICTIONS

         The Company's certificate of incorporation contains restrictions on the transfer of shares of common stock (the "Transfer Restrictions") that are designed to restrict direct and indirect transfers that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of its NOLs and other tax attributes. Section 382 of the Internal Revenue Code limits the use of losses and other tax benefits by a company that has undergone an "ownership change" (as defined in the Internal Revenue Code). Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one or more 5% stockholders. In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can also result in the treatment of options (including warrants) as exercised in certain circumstances. All percentage determinations are based on the fair market value of a company's capital stock.

         If an ownership change were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the outstanding common stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax exempt rate (5.02% for ownership changes occurring during November 1998). Because the value of the outstanding common stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur. The Company would incur a corporate-level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of the Company's NOL limitation. While the NOLs not used as a result of this limitation remain available to offset taxable income for up to 15 years from the year when the NOLs were generated, an ownership change, under certain circumstances, would significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, cause a portion of the NOLs to expire prior to their use and reduce stockholders' equity (or increase stockholders' deficit).

         The Transfer Restrictions generally restrict until 2011 (or earlier in certain events) any direct or indirect transfer of common stock that would (i) except as provided below, increase to more than 4.75% the percentage ownership of common stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the common stock, (ii) except as provided below, increase the percentage of common stock owned by any person that during the preceding three-year period owned more than 4.75% of the common stock, or by any group of persons treated as a "5% shareholder" (as defined in the Internal Revenue Code, but substituting "4.75%" for "5 percent") (hereafter referred to as a "4.75% Shareholder") or (iii) cause an ownership change of the Company within the meaning of Section 382.

         Generally, the Transfer Restrictions contain several exceptions. For example, the restrictions will not prevent a transfer if, in the determination of the Board of Directors, the transfer will not result in an aggregate increase in the ownership of its capital stock by 4.75% Shareholders over a three-year period for purposes of Section 382. As an illustration, this exception will permit a stockholder who owns less than 4.75% of the common stock to transfer shares of common stock to any other stockholder who (after giving effect to the transfer) owns 4.75% or less of the common stock. Similarly, the Transfer Restrictions will not apply to any transfer if, as a result of the transfer and in the determination of the Board of Directors, the aggregate increase in the ownership of the Company's capital stock by 4.75% Shareholders over a three-year period does not exceed 35%. Also, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors, which approval may be granted or withheld in the sole and absolute discretion of the Board of Directors, after considering all facts and circumstances including but not limited to future events deemed by the Board of Directors to be relevant. Finally, transfers will be prohibited only with respect to the amount of the common stock purportedly transferred in excess of the threshold established in the Transfer Restrictions.

         The Transfer Restrictions will apply differently over time. The Company believes that the aggregate percentage increase in the ownership of its capital stock by 5 percent shareholders (within the meaning of Section 382) over the three-year period ending on September 30, 1998, was as much as 35.6%. Therefore, all transactions (other than the exercise of the outstanding warrants and certain options) that would increase the aggregate percentage increase owned by 4.75% Shareholders are currently subject to the Transfer Restrictions.

         The application of the Transfer Restrictions to any particular stockholder will depend on the stockholder's ownership of Company capital stock, determined after applying numerous attribution rules, and will also depend on the history of trading of the Company's capital stock. As a result, stockholders are urged to consult their tax advisors prior to any purchase or sale of common stock.

         Transfers included under the Transfer Restrictions include sales to persons who would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds. Numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 4.75% threshold has been met and whether a group of less than 4.75% Shareholders will be treated as a "public group" that is a 4.75% Shareholder. As a result of these attribution rules, a change in the relationship between two or more persons or entities, or a transfer of an interest other than the common stock, such as an interest in an entity that, directly or indirectly, owns the common stock may result in the common stock owned by a stockholder being subject to the remedial provisions, as described below. The Transfer Restrictions (or in some cases contractual provisions incorporating the Transfer Restrictions) may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined) in respect of the common stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.

         The Board of Directors has issued instructions to or made arrangements with the transfer agent of the Company to implement the Transfer Restrictions. The Transfer Restrictions provide that the transfer agent shall not record any transfer of the common stock purportedly transferred in excess of the threshold established in the Transfer Restrictions. The transfer agent also has the right, prior to and as a condition to registering any transfers of the common stock on the stock transfer records, to request an affidavit from the purported transferee of the common stock regarding such purported transferee's actual and constructive ownership of the common stock. If, after requesting such an affidavit, the transfer agent does not receive an affidavit or the affidavit evidences that the transfer would violate the Transfer Restrictions, the transfer agent is required to notify the Company and not enter the transfer in the stock transfer records. These provisions may result in the delay or refusal of certain requested transfers of the common stock.

         It is the intention of the Transfer Restrictions that any direct or indirect transfer of common stock attempted in violation of the restrictions would be void ab initio as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options subject to the Transfer Restrictions, receiving common stock in respect of their exercise. common stock purportedly acquired in violation of the Transfer Restrictions is referred to as "Excess Common Stock."

         Excess Common Stock is automatically transferred to a trustee effective as of the close of business on the business day prior to the date of the violative transfer. As soon as practicable following the receipt of notice from the Company that Excess Common Stock was transferred to the trustee, the trustee is required to sell such Excess Common Stock in an arms-length transaction that would not constitute a violation under the Transfer Restrictions. The net proceeds of the sale, after deduction, of all costs incurred by the Company, the transfer agent, and the trustee, will be distributed first to the purported transferee in an amount equal to the lesser of such proceeds or the cost incurred by the stockholder to acquire such Excess Common Stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary together with any other distributions with respect to such Excess Common Stock received by the trustee. If the Excess Common Stock is sold by the purported transferee, such person will be treated as having sold the Excess Common Stock as an agent for the trustee, and shall be required to remit all proceeds to the trustee (less, in certain cases, an amount equal to the amount such person otherwise would have been entitled to retain had the trustee sold such shares). Pending such sale, any dividends or other distributions paid prior to discovery by the Company that the Excess Common Stock has been transferred to the trustee are treated as held by the purported transferee as agent for the trustee and must be paid to the trustee upon demand, and any dividends or other distributions declared but unpaid after such time shall be paid to the trustee. Votes cast by a purported transferee with respect to Excess Common Stock prior to the discovery by the Company that the Excess Common Stock was transferred to the trustee will be rescinded as void and recast in accordance with the desire of the trustee acting for the benefit of the charitable beneficiary. The trustee shall have all rights of ownership of the Excess Common Stock.

         Special provisions apply where the violative transfer involves a transfer by a 4.75% Shareholder, which are designed to continue to treat such 4.75%

Shareholders as owning the shares transferred. In such case, the Company must attempt to locate the person or public group that purchased the Excess Common Stock, and if such person or public group can be located, the Excess Common Stock will be required to be returned (together with any distributions received thereon) to the transferor, and the transferor will be required to return the purchase price, together with all other losses, damages, costs and expenses incurred by that purchaser, to the purchaser. If the Company is unable to locate the purchaser within 90 days, the Company is required (to the extent permitted under its debt instruments) to purchase common stock in a manner that would reduce the ownership of the person or public group whose ownership increased as a result of the prohibited transfer and to hold such common stock on behalf of the 4.75% Shareholder that transferred the Excess Common Stock in violation of the Transfer Restrictions. In such case, the 4.75% Shareholder will be treated as the owner of the Excess Common Stock for all purposes, and amounts incurred by the Company to finance the purchase of such Excess Common Stock will be treated as a loan to such stockholder, with interest at the "applicable federal rate" under Section 1274(d) of the Internal Revenue Code.

         If the violative transaction results from indirect ownership of common stock, the Transfer Restrictions provide a mechanism that is intended to invalidate the ownership of the common stock actually owned by the violating stockholder and any persons within such stockholder's control group. Only if such provisions will not be effective to prevent a violation of the Transfer Restrictions will ownership of common stock by other persons be invalidated under the Transfer Restrictions.

         Notwithstanding the Transfer Restrictions, there remains a risk that certain transfers of common stock not restricted by the Transfer Restrictions (or, although otherwise restricted, permitted by the Board of Directors) and/or certain changes in relationships among stockholders or other events could cause an ownership change. Changes in the relationships of holders of common stock could cause changes in ownership of common stock through the application of the attribution rules discussed above, and therefore could also trigger an ownership change causing a loss of NOLs. There also can be no assurance, in the event transfers in violation of the Transfer Restrictions are attempted, that the Internal Revenue Service will not assert that such transfers have federal income tax significance notwithstanding the Transfer Restrictions. In addition, the Transfer Restrictions will not apply to the exercise of outstanding warrants and options to purchase common stock (including the 1991 or 1992 Warrants and the 1994 Warrants) and may not apply to certain exercises of a portion of the options under the stock option agreement with the Company's Chief Executive Officer that occur at the end of its term.

         The Board of Directors has the discretion to approve a transfer of stock that would otherwise violate the Transfer Restrictions upon the prior written request of a stockholder to the Board of Directors. In addition, the Board of Directors has the power to waive any of the Transfer Restrictions in any instance where it determines that a waiver would be in the best interests of the Company notwithstanding the effect of such waiver on the NOLs or other tax attributes. If the Board of Directors permits a transfer that would otherwise violate the Transfer Restrictions, that transfer or later transfers may result in an ownership change that would limit the use of the tax attributes of the Company. The Board of Directors intends to consider any such attempted transfer individually and determine at the time whether it is in the best interests of the Company, after consideration of any factors that the Board deems relevant (including possible future events), to permit such transfer notwithstanding that an ownership change may occur.

         The Board of Directors also has the power to accelerate or extend the expiration date of the Transfer Restrictions, modify the definitions of any terms set forth therein or conform certain provisions to make them consistent with any future changes in federal tax law, in the event of a change in law or regulation or if it otherwise believes such action is in the best interests of the Company, provided the Board of Directors determines in writing that such action is necessary or desirable to preserve the NOLs or other tax attributes or that continuation of the Transfer Restrictions is no longer reasonably necessary for the preservation of the NOLs or other tax attributes. In addition, the Board of Directors has the power to adopt Bylaws, regulations and procedures, not inconsistent with the Transfer Restrictions, for purposes of determining whether any acquisition of common stock would jeopardize the ability of the Company to preserve and use the NOLs or other tax attributes and for the orderly application, administration and implementation of the Transfer Restrictions. The Board of Directors will also have the exclusive power and authority to administer, interpret and make calculations under the Transfer Restrictions, which actions shall be final and binding on all parties if made in good faith.

         As a result of the foregoing, the Transfer Restrictions serve to reduce, but do not eliminate, the risk that Section 382 will cause the limitations described above on the use of NOLs or other tax attributes of the Company. The Transfer Restrictions (i) may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in the Company, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders and (iii) may serve to make a change in management more difficult. Management does not presently intend to adopt any anti-takeover measures, and the Company believes that the tax benefits of the Transfer Restrictions outweigh the negative aspects of any anti-takeover effects they may have.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of certain anticipated federal income tax consequences with respect to the ownership and disposition of the common stock. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal income tax laws (such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and taxpayers that are neither citizens nor residents of the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax (e.g., estate or gift tax) consequences, that may be applicable to particular investors. The summary is based upon the Internal Revenue Code and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.

         THE COMPANY URGES EACH PURCHASER OF COMMON STOCK TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

DIVIDENDS

         Dividend distributions with respect to the shares of common stock should constitute dividends for federal income tax purposes to the extent of the Company's current and accumulated earnings and profits (as computed for federal income tax purposes). Accordingly, distributions should qualify to that extent for the dividends received deduction for corporations as set forth in Section 243 of the Internal Revenue Code. Distributions in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital (reducing the holder's tax basis in the shares of common stock) to the extent of the holder's basis in such shares, and as long-term or short-term capital gain, as the case may be (assuming such shares are held as capital assets), thereafter. Holders receiving distributions on the shares of common stock also may be affected by the taxable income limitations set forth in Section 246(b), the holding period requirements of Section 246(c), the debt-financed portfolio stock limitations of Section 246A, and the "extraordinary dividend" rules of
Section 1059 of the Internal Revenue Code. Holders should consult their tax advisors in order to determine the application of these provisions. The PIK Note indenture and the Loan Agreement prohibit dividend payments on the common stock.

SALE OR EXCHANGE

         Upon a sale or exchange of common stock, the holder generally recognizes income or loss equal to the amount of cash plus the fair market value of any property received over the holder's adjusted tax basis in the common stock sold or exchanged. Assuming the holder held the common stock as a capital asset, the income or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for the common stock exceeds one year at the time of sale. Any sale proceeds attributable to dividends will be taxed in accordance with the rules discussed in the preceding paragraph.

BACKUP WITHHOLDING

         Under the Internal Revenue Code, a holder of common stock may be subject, under certain circumstances, to "backup withholding" at a rate of 31% with respect to payments in respect of dividends on the common stock. This withholding generally applies only if the holder (i) fails to furnish his or its social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or it has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified the Company that he or it is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or its correct number and that he or it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules does not constitute additional tax, and is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Holders of common stock should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon for the Company by Gibson, Dunn & Crutcher LLP, Dallas, Texas.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THOUSAND TRAILS, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THOUSAND TRAILS, INC. SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO
DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                                   ----------





                             THOUSAND TRAILS, INC.

                                     416,179
                                    SHARES OF
                                  COMMON STOCK






PROSPECTUS
DATED DECEMBER 9, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses (other than registration fees) are estimated; however, they include amounts expended in connection with pre-effective filings. None of them is to be paid by the Selling Security Holders. The Registrant anticipates that it will incur additional expenses in connection with any post-effective amendments to the Registration Statement and any supplements to the Prospectus included therein:

 Securities and Exchange Commission registration fee......              $532
 Blue Sky fees and expenses...............................            20,000
 Printing ................................................            12,000
 Accountants' fees and expenses...........................             9,000
 Legal fees and expenses..................................            35,000
 Miscellaneous............................................             1,968

          Total...........................................           $78,500
                                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under its Bylaws, the Registrant must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful).

         The Registrant must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Registrant cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. The Registrant has established trusts (the "Indemnification Trusts") that will reimburse its present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Registrant's contributions to the Indemnification Trusts, net amounts returned to the Registrant, total $804,000 as of June 30, 1998. Pursuant to the trust agreements, interest on the Indemnification Trusts corpus becomes part of the trust estate.

         The Indemnification Trusts will terminate on the earlier of: (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estate, or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trust, until: (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Registrant possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

         Section 145 of the Delaware Corporate Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

         The Registrant has entered into Indemnity Agreements with its directors and officers contractually obligating the Company to provide indemnification rights substantially similar to those described above.

         The Registrant is empowered by Section 102(b)(7) of the Delaware Corporate Law to include a provision in its Certificate of Incorporation that limits a director's liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. The Registrant's Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Delaware Corporate Law.

         The Registrant maintains directors' and officers' insurance for certain expenses and losses.

         Under the Registrant's stock option plans, the Registrant must indemnify the members of the Board of Directors of the Company and the Compensation Committee thereof, which committee administers the plans, for any damages and expenses that they incur in connection with such plans or the making of awards thereunder, so long as they act in good faith.

         Additionally, National American Corporation ("NACO"), a wholly-owned subsidiary of the Registrant, has indemnification obligations to its directors and officers.

ITEM 16.  EXHIBITS

Exhibit
Number                                 Description

   2.1 Plan of Reorganization of the Company (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   2.2 Offer to Purchase for Cash the Company's 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by the Company, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on June 7, 1996, File No. 0-19743).

   2.3 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.4 Private Placement Memorandum by the Company offering to exchange USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to Exhibit 2.6 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.5 Letter of Transmittal pertaining to the transmittal of the Company's 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by the Company in the Private Placement Memorandum (incorporated by reference to Exhibit 2.7 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.6 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.7 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement")).

   2.8 Offer to Purchase for Cash the Company's 12% Senior Subordinated Pay-In-Kind Notes Due 2003, dated as of May 20, 1997 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

   3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration Statement).

   3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996, File No. 0-19743).

   4.1 Form of Reorganization Warrant Certificate to purchase shares of Common Stock and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   4.2 Letter Agreement, dated March 19, 1993, between the Company and Carl Marks Strategic Investments, LP (incorporated by reference to
              Exhibit 4.18 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   4.3 Form of Warrant Certificate to purchase shares of Common Stock issued pursuant to the Exchange Agreement with certain holders of Trails' indebtedness (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743) and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   4.4 Warrant Agency Agreement, dated as of March 2, 1994, between the Company and Shawmut Bank Connecticut, National Association, as Warrant Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

   4.5 Registration Rights Agreement, dated as of June 12, 1992, regarding the Company's Additional Series Secured Notes and the shares of Common Stock issuable upon the exercise of certain warrants (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743).

   4.6 Indemnification Agreement, dated as of January 14, 1993, between the Company and the selling security holders under Registration Statement No. 33-571261 (incorporated by reference to Exhibit
              10.44 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   5.1** Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant, as to the validity of the securities being registered.

   10.1 Credit Agreement, dated as of December 31, 1991, between the Company and NACO (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between the Company and NACO (incorporated by reference to Exhibit
              10.48 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743).

   10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.4 Fourth Amendment to Credit Agreement, dated as of June 10, 1998, between the Company and NACO (incorporated by reference to Exhibit
              10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.5 Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.6 Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes the Company (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.56 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.57 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to the Company a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.11 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to the Company's Registration Statement No. 33-57l261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.12 Form of Mortgage from NACO and its subsidiaries to the Company pursuant to the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743, and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to the Company amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to the Company pursuant to the credit agreement between the Company and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.14 Indenture, dated as of July 17, 1996, among the Company, Fleet National Bank as Trustee, and certain other parties described therein, pertaining to the Company's Senior Subordinated Pay-In-Kind Notes Due 2003 (incorporated by reference to Exhibit
              4.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.15 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

   10.16 Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.17 Loan and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.18 First Amendment to Loan and Security Agreement, dated as of May 16, 1997, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

   10.19 Second Amendment to Loan and Security Agreement dated as of December 23, 1997, between the Company and Foothill (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, File No. 0-19743).

   10.20 Third Amendment to Loan and Security Agreement dated as of January 5, 1998, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

   10.21 Fourth Amendment to Loan and Security Agreement, dated as of June 10, 1998, between the Company and Foothill (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended June 30, 1998, File No. 0-19743).

   10.22 Fifth Amendment to Loan and Security Agreement, dated as of September 15, 1998, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.23 Sixth Amendment to Loan and Security Agreement, dated as of October 21, 1998, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.24 Secured Promissory Note (Account Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.25 Secured Promissory Note (Term Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.26 Form of Pledge and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.27 Consent and First Amendment to Pledge and Security Agreement, dated as of October 31, 1997, between certain subsidiaries of the Company and Foothill Capital Corporation (incorporated by reference to exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

   10.28 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure the Company's obligations under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.29 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to the Company to Foothill Capital Corporation under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.30 Form of Subordination Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, subordinating the security interests under the credit agreement between the Company and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by ,reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.31 The Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.32 Amendment No. 1 to the Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

   10.33 The Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.34 Amendment No. 1 to the Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

   10.35 The Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.36 Amendment No. 1 to the Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. File No. 0-19743).

   10.37 Stock Option Agreement, dated as of August 1, 1996, between the Company and William J. Shaw (incorporated by reference to Exhibit
              10.26 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.38 Assumption of Obligations, dated as of November 20, 1996, by the Company assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, 1992, and March 2, 1994 to May 16, 1995; and the
              Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit
              10.27 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.39 Employment Agreement, dated as of May 11, 1995, between the Company and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.40 Letter dated June 29, 1996, from William J. Shaw to the Company, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.41 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, Trails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743), and Letter, dated December 1, 1995, from RPL to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to the Company's Quarterly on From 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

   10.42 Amended and Restated Employment Agreement, dated as of December 2, 1992, among the Company, NACO, Trails, and Walter B. Jaccard (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form l0-Q for the quarter ended December 31, 1992, File No. 0-19743), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

   10.43 Employment Agreement, dated as of August 31, 1995, between the Company and R. Gerald Gelinas (incorporated by reference to
              Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.44 Indemnification Agreement, dated as of February 18, 1992, between the Company and Andrew Boas (incorporated by reference to Exhibit
              10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.45 Indemnification Agreement, dated as of September 1, 1995, between Trails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.46 Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit
              10.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.47 Indemnification Agreement, dated as of May 8, 1991, between the Company and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.48 Indemnification Agreement, dated as of November 20, 1996, between the Company and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

   10.49 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and the Company as lessee, relating to the Company's offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.50 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.51 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A., and referred to herein as "Union Bank"), and Trails (incorporated by reference from Trails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).

   10.52 Supplement No. 1 to Grantor Trust Agreement, dated as of July 16, 1996, by USTrails in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to Exhibit
              10.44 to the Registrant's Registration Statement on Form S-1, Registration No. 333-19357, originally filed with the SEC on January 7, 1997).

   10.53 Supplement No 2. to Grantor Trust Agreement, dated as of November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.44 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

   10.54 Grantor Trust Agreement, dated as of September 30, 1991, between The Bank of California, N.A. and NACO (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.55 Supplement to Grantor Trust Agreement, dated as of January 22, 1998, between NACO and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of September 30, 1991, between NACO and Union Bank of California, N.A., as Trustee (incorporated by reference to exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

   10.56 Grantor Trust Agreement, dated May 8, 1991, between the Company and Texas Commerce Bank, N.A. ("Texas Bank") (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.57 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank, Texas Bank, the Company, and certain beneficiaries under the Grantor Trust Agreement (incorporated by reference to Exhibit 10.51 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.58 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.59 Supplement No. 2 to Grantor Trust Agreement, dated as of January 22, 1998, between the Company and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of May 8, 1991, as supplemented, between the Company and Union Bank of California, N.A., as Trustee (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form l0-Q for the quarter ended March 31, 1998, File No. 0-19743).

   10.60 Trust Agreement, dated as of July 22, 1992, establishing the Company's Flexible Benefits Plan Trust Fund (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.61 Thousand Trails, Inc. Employee Savings Trust, dated as of July 1, 1994, between the Company and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit
              10.42 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No.
              0-19743).

   10.62 Agreement for the Thousand Trails, Inc. Non-Qualified Deferred Compensation Plan, effective April 23, 1998 (incorporated by reference to Exhibit 10.56 to the Company's Annual Report on Form 10-K for the year ended June 30, 1998, File No. 0-19743).

   10.63 Tax Allocation Agreement, dated as of September 10, 1992, between the Company and RPI (incorporated by reference to Exhibit 99.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 0-19743).

   10.64 Tax Allocation Agreement, dated as of July 1, 1991, between the Company and NACO (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.65 Tax Allocation Agreement, dated as of October 29, 1993, between the Company and Wilderness Management (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.66 Exchange Agent Agreement, dated as of March 29, 1994, among the Company, Trails, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

   10.67 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.61 to the Company's Annual Report on Form 10-K for the year ended June 30, 1998, File No. 0-19743).

   11.1 Statement re: Computation of Per Share Earnings (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1998, File No. 0-19743).

   13.1* The Company's Annual Report on Form 10-K for the year ended June 30, 1998 (without exhibits).

   13.2* The Company's Annual Report on Form 10-K/A for the year ended June 30, 1998 (without exhibits).

   13.3* The Company's Proxy Statement for the 1998 Annual Meeting of the Company filed on October 27, 1998 (without exhibits).

   13.4* The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (without exhibits).

   21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1998, File No. 0-19743).

   23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

   23.2*      Consent of Arthur Andersen LLP.

   24.1 Power of Attorney (see signature page of this Registration Statement, as filed on March 3, 1997).

   99.1** Form of Compliance Agreement between the Registrant and Selling Security Holders.

   99.2** Supplement to Compliance Agreement between the Registrant and Selling Security Holders.

   99.3** Additional Supplement to Compliance Agreement between the Registrant and Selling Security Holders.


   *  Filed herewith.
   ** Previously Filed.
                                      II-9

ITEM 17.  UNDERTAKINGS

                  (a)      The Registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)     To include any prospectus required
                                            by section 10(a)(3) of the
                                            Securities Act;

                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of this Registration
                                            Statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in this Registration Statement.
                                            Notwithstanding the foregoing, any
                                            increase or decrease in volume of
                                            securities offered (if the total
                                            dollar value of securities offered
                                            would not exceed that which was
                                            registered) and any deviation from
                                            the low or high end of the estimated
                                            maximum offering range may be
                                            reflected in the form of prospectus
                                            filed with the Commission pursuant
                                            to Rule 424(b) if, in the aggregate,
                                            the changes in volume and price
                                            represent no more than a 20% change
                                            in the maximum aggregate offering
                                            price set forth in the "Calculation
                                            Registration Fee" table in the
                                            effective Registration Statement.

                                    (iii)   To include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in this Registration
                                            Statement or any material change to
                                            such information in this
                                            Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          [SIGNATURES ON THE NEXT PAGE]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Thousand Trails, Inc., a Delaware corporation, has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.

                                  THOUSAND TRAILS, INC.,
                                  A DELAWARE CORPORATION


                                  By: /s/ William J. Shaw
                                     --------------------------------------
                                  Name:    William J. Shaw
                                  Title:   President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities indicated on December 8, 1998.



                        Signature                                                    Title
                        ---------                                                    -----

                   /s/ William J. Shaw                      Director, Chairman of the Board, President and Chief
                   -------------------------------          Executive Officer (principal executive officer and
                     William J. Shaw                        acting chief financial officer)

                   /s/ Bryan Reed                           Chief Accounting Officer (principal accounting officer)
                   -------------------------------
                        Bryan Reed

                   /s/ Andrew M. Boas*                      Director
                   -------------------------------
                      Andrew M. Boas

                   /s/ William P. Kovacs*                   Director
                   -------------------------------
                    William P. Kovacs

                   /s/ Donald R. Leopold*                   Director
                   -------------------------------
                    Donald R. Leopold

                   /s/ H. Sean Mathis*                      Director
                   -------------------------------
                    H. Sean Mathis

                   /s/ Douglas K. Nelson*                   Director
                   -------------------------------
                    Douglas K. Nelson

                    *By: /s/ William J. Shaw
                        --------------------------
                        William J. Shaw
                        Attorney-in-Fact

                                INDEX TO EXHIBITS

  Exhibit
  Number                                        Description
  ------                                        -----------

   2.1        Plan of Reorganization of the Company (which was formerly known as NACO Finance Corporation), dated
              October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual
              Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   2.2        Offer to Purchase for Cash the Company's 12% Secured Notes Due 1998 and Additional Series 12% Secured
              Notes Due 1998 by the Company, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on June 7,
              1996, File No. 0-19743).

   2.3        Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File
              No. 0-19743).

   2.4        Private Placement Memorandum by the Company offering to exchange USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 to certain holders of such notes, dated June 28,
              1996 (the "Private Placement Memorandum") (incorporated by reference to Exhibit 2.6 to the Company's
              Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.5        Letter of Transmittal pertaining to the transmittal of the Company's 12% Secured Notes Due 1998 and
              Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by the Company in the Private Placement Memorandum (incorporated by reference to
              Exhibit 2.7 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June
              30, 1996, File No. 0-19743).

   2.6        Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to the
              Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No.
              0-19743).

   2.7        Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc.
              (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on
              Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement")).

   2.8        Offer to Purchase for Cash the Company's 12% Senior Subordinated Pay-In-Kind Notes Due 2003, dated as of May 20, 1997 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form
              8-K filed with the SEC on July 8, 1997, File No. 0-19743).

   3.1        Restated Certificate of Incorporation of the Registrant (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration
              Statement).

   3.2        Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form
              8-B filed by the Registrant with the SEC on November 27, 1996, File No. 0-19743).

   4.1        Form of Reorganization Warrant Certificate to purchase shares of Common Stock and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.7 to the Company's Annual
              Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   4.2        Letter Agreement, dated March 19, 1993, between the Company and Carl Marks Strategic Investments, LP
              (incorporated by reference to Exhibit 4.18 to the Company's Registration Statement No. 33-571261 on
              Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   4.3        Form of Warrant Certificate to purchase shares of Common Stock issued pursuant to the Exchange
              Agreement with certain holders of Trails' indebtedness (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743) and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.15 to the
              Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   4.4        Warrant Agency Agreement, dated as of March 2, 1994, between the Company and Shawmut Bank
              Connecticut, National Association, as Warrant Agent (incorporated by reference to Exhibit 4.4 to the
              Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

   4.5        Registration Rights Agreement, dated as of June 12, 1992, regarding the Company's Additional Series
              Secured Notes and the shares of Common Stock issuable upon the exercise of certain warrants
              (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the
              SEC on June 25, 1992, File No. 0-19743).

   4.6        Indemnification Agreement, dated as of January 14, 1993, between the Company and the selling security holders under Registration Statement No. 33-571261 (incorporated by reference to Exhibit 10.44 to the
              Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January
              15, 1993, File No. 0-19743).

   5.1**      Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant, as to the validity of the securities being registered.

   10.1       Credit Agreement, dated as of December 31, 1991, between the Company and NACO (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended June 30,
              1992, File No. 0-19743).

   10.2       First Amendment to Credit Agreement, dated as of May 20, 1993, between the Company and NACO
              (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743).

   10.3       Second Amendment to Credit Agreement, dated as of November 10, 1994, between the Company and NACO
              (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.4       Fourth Amendment to Credit Agreement, dated as of June 10, 1998, between the Company and NACO
              (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1998, File No. 0-19743).

   10.5       Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.6       Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.5 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.7       Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes the Company (incorporated by reference to Exhibit 10.5 to the

              Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December
              22, 1993, File No. 0-19743).

   10.8       Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of the Company, the
              Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to
              Exhibit 10.56 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.9       Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as
              Trustee (incorporated by reference to Exhibit 10.57 to the Company's Registration Statement No.
              33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.10      Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to the Company a security interest in substantially all of its personal and real property including the pledge of
              NACO's stock in its subsidiaries as required by the credit agreement between the Company and NACO
              (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.11      First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, the Company, and Shawmut Bank Connecticut, National Association, as
              Trustee (incorporated by reference to Exhibit 10.53 to the Company's Registration Statement No.
              33-57l261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.12      Form of Mortgage from NACO and its subsidiaries to the Company pursuant to the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.32 to the Company's Annual
              Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743, and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to the
              Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January
              15, 1993, File No. 0-19743).

   10.13      Form of First Amendment to Mortgage from NACO and its subsidiaries to the Company amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to the
              Company pursuant to the credit agreement between the Company and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to
              Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No.
              0-19743).

   10.14      Indenture, dated as of July 17, 1996, among the Company, Fleet National Bank as Trustee, and certain other parties described therein, pertaining to the Company's Senior Subordinated Pay-In-Kind Notes
              Due 2003 (incorporated by reference to Exhibit 4.36 to the Company's Annual Report on Form 10-K for
              the year ended June 30, 1996, File No. 0-19743).

   10.15      First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as
              Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the
              SEC on November 27, 1996).

   10.16      Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.17      Loan and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K
              for the year ended June 30, 1996, File No. 0-19743).

   10.18      First Amendment to Loan and Security Agreement, dated as of May 16, 1997, between the Company and
              Foothill Capital Corporation (incorporated by reference to Exhibit 99.2 to the Company's Current
              Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

   10.19      Second Amendment to Loan and Security Agreement dated as of December 23, 1997, between the Company and Foothill (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
              10-Q for the quarter ended December 31, 1997, File No. 0-19743).

   10.20      Third Amendment to Loan and Security Agreement dated as of January 5, 1998, between the Company and
              Foothill Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

   10.21      Fourth Amendment to Loan and Security Agreement, dated as of June 10, 1998, between the Company and
              Foothill (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for
              the year ended June 30, 1998, File No. 0-19743).

   10.22      Fifth Amendment to Loan and Security Agreement, dated as of September 15, 1998, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.23      Sixth Amendment to Loan and Security Agreement, dated as of October 21, 1998, between the Company and
              Foothill Capital Corporation (incorporated by reference to Exhibit 10.2 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.24      Secured Promissory Note (Account Note), dated July 10, 1996, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K
              for the year ended June 30, 1996, File No. 0-19743).

   10.25      Secured Promissory Note (Term Note), dated July 10, 1996, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K
              for the year ended June 30, 1996, File No. 0-19743).

   10.26      Form of Pledge and Security Agreement, dated as of July 10, 1996, between the Company and Foothill
              Capital Corporation, and schedule of documents substantially identical to the form of Pledge and
              Security Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.27      Consent and First Amendment to Pledge and Security Agreement, dated as of October 31, 1997, between certain subsidiaries of the Company and Foothill Capital Corporation (incorporated by reference to exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998,
              File No. 0-19743).

   10.28      Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure the Company's obligations under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to the
              Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.29      Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to the Company to Foothill Capital Corporation under the
              Loan Agreement with Foothill, and schedule of documents substantially identical to the form of

              Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.30      Form of Subordination Agreement, dated as of July 10, 1996, between the Company and Foothill Capital
              Corporation, subordinating the security interests under the credit agreement between the Company and
              NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by ,reference to Exhibit
              10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No.
              0-19743).

   10.31      The Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to the
              Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.32      Amendment No. 1 to the Company's 1991 Employee Stock Incentive Plan (incorporated by reference to
              Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996,
              File No. 0-19743).

   10.33      The Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to
              Exhibit 10.22 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.34      Amendment No. 1 to the Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1996, File No. 0-19743).

   10.35      The Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to the
              Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December
              22, 1993, File No. 0-19743).

   10.36      Amendment No. 1 to the Company's 1993 Director Stock Option Plan (incorporated by reference to
              Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1996. File No. 0-19743).

   10.37      Stock Option Agreement, dated as of August 1, 1996, between the Company and William J. Shaw
              (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Company with the SEC on
              November 27, 1996, File No. 0-19743).

   10.38      Assumption of Obligations, dated as of November 20, 1996, by the Company assuming the obligations of
              USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc.
              1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director
              Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12,
              1992, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.39      Employment Agreement, dated as of May 11, 1995, between the Company and William J. Shaw, and related
              Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr.
              Shaw's Employment Agreement (incorporated by reference to Exhibit 10.25 to the Company's Annual
              Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.40      Letter dated June 29, 1996, from William J. Shaw to the Company, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to the
              Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.41      Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, Trails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on
              Form 10-K for the year ended June 30, 1993, File No. 0-19743), and Letter, dated December 1, 1995, from RPL to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to the Company's Quarterly on From 10-Q for the quarter ended December 31, 1995, File
              No. 0-19743).

   10.42      Amended and Restated Employment Agreement, dated as of December 2, 1992, among the Company, NACO,
              Trails, and Walter B. Jaccard (incorporated by reference to Exhibit 10.1 to the Company's Quarterly
              Report on Form l0-Q for the quarter ended December 31, 1992, File No. 0-19743), and amendment dated
              November 15, 1994 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1995, File No. 0-19743), and amendment dated December 7, 1995
              (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
              quarter ended December 31, 1995, File No. 0-19743).

   10.43      Employment Agreement, dated as of August 31, 1995, between the Company and R. Gerald Gelinas
              (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.44      Indemnification Agreement, dated as of February 18, 1992, between the Company and Andrew Boas
              (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743), and schedule of substantially identical Indemnification
              Agreements (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K
              for the year ended June 30, 1995, File No. 0-19743).

   10.45      Indemnification Agreement, dated as of September 1, 1995, between Trails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit
              10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No.
              0-19743).

   10.46      Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit
              10.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No.
              0-19743).

   10.47      Indemnification Agreement, dated as of May 8, 1991, between the Company and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit
              10.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No.
              0-19743).

   10.48      Indemnification Agreement, dated as of November 20, 1996, between the Company and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit
              10.39 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the
              SEC on January 7, 1997, File No. 0-19743).

   10.49      Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and the Company as lessee, relating to the Company's offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File
              No. 0-19743).
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
   10.50      Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and
              NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to
              Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No.
              0-19743).

   10.51      Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A.
              (formerly known as The Bank of California, N.A., and referred to herein as "Union Bank"), and Trails
              (incorporated by reference from Trails' Annual Report on Form 10-K for the year ended June 30, 1992,
              File No. 0-9246).

   10.52      Supplement No. 1 to Grantor Trust Agreement, dated as of July 16, 1996, by USTrails in favor of Union
              Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old
              Trails Trust Agreement (incorporated by reference to Exhibit 10.44 to the Registrant's Registration
              Statement on Form S-1, Registration No. 333-19357, originally filed with the SEC on January 7, 1997).

   10.53      Supplement No 2. to Grantor Trust Agreement, dated as of November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.44 to the Company's Registration Statement No.
              333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

   10.54      Grantor Trust Agreement, dated as of September 30, 1991, between The Bank of California, N.A. and
              NACO (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the
              year ended June 30, 1992, File No. 0-19743).

   10.55      Supplement to Grantor Trust Agreement, dated as of January 22, 1998, between NACO and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of September
              30, 1991, between NACO and Union Bank of California, N.A., as Trustee (incorporated by reference to exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998,
              File No. 0-19743).

   10.56      Grantor Trust Agreement, dated May 8, 1991, between the Company and Texas Commerce Bank, N.A. ("Texas
              Bank") (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for
              the year ended June 30, 1992, File No. 0-19743).

   10.57      Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among
              Union Bank, Texas Bank, the Company, and certain beneficiaries under the Grantor Trust Agreement
              (incorporated by reference to Exhibit 10.51 to the Company's Registration Statement No. 33-571261 on
              Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.58      Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Company in favor of
              Union Bank (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Company with the
              SEC on November 27, 1996, File No. 0-19743).

   10.59      Supplement No. 2 to Grantor Trust Agreement, dated as of January 22, 1998, between the Company and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of May 8, 1991, as supplemented, between the Company and Union Bank of California, N.A., as Trustee
              (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form l0-Q for the
              quarter ended March 31, 1998, File No. 0-19743).

   10.60      Trust Agreement, dated as of July 22, 1992, establishing the Company's Flexible Benefits Plan Trust
              Fund (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-K for the
              year ended June 30, 1992, File No. 0-19743).
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

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   10.61      Thousand Trails, Inc. Employee Savings Trust, dated as of July 1, 1994, between the Company and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.62      Agreement for the Thousand Trails, Inc. Non-Qualified Deferred Compensation Plan, effective April 23,
              1998 (incorporated by reference to Exhibit 10.56 to the Company's Annual Report on Form 10-K for the
              year ended June 30, 1998, File No. 0-19743).

   10.63      Tax Allocation Agreement, dated as of September 10, 1992, between the Company and RPI (incorporated by reference to Exhibit 99.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1993, File No. 0-19743).

   10.64      Tax Allocation Agreement, dated as of July 1, 1991, between the Company and NACO (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended June 30,
              1994, File No. 0-19743).

   10.65      Tax Allocation Agreement, dated as of October 29, 1993, between the Company and Wilderness Management
              (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.66      Exchange Agent Agreement, dated as of March 29, 1994, among the Company, Trails, and American Stock
              Transfer & Trust Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

   10.67      Sample form of current Membership Contract (incorporated by reference to Exhibit 10.61 to the
              Company's Annual Report on Form 10-K for the year ended June 30, 1998, File No. 0-19743).

   11.1       Statement re: Computation of Per Share Earnings (incorporated by reference to Exhibit 11.1 to the
              Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1998, File No.
              0-19743).

   13.1*      The Company's Annual Report on Form 10-K for the year ended June 30, 1998 (without exhibits).

   13.2*      The Company's Annual Report on Form 10-K/A for the year ended June 30, 1998 (without exhibits).

   13.3*      The Company's Proxy Statement for the 1998 Annual Meeting of the Company filed on October 27, 1998
              (without exhibits).

   13.4*      The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (without exhibits).

   21.1       Subsidiaries of the Registrant (incorporated by reference to Exhibit 11.1 to the Company's Annual
              Report on Form 10-K filed with the SEC for the year ended June 30, 1998, File No. 0-19743).

   23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

   23.2*      Consent of Arthur Andersen LLP.

   24.1       Power of Attorney (see signature page of this Registration Statement, as filed on March 3, 1997).

   99.1**     Form of Compliance Agreement between the Registrant and Selling Security Holders.

   99.2**     Supplement to Compliance Agreement between the Registrant and Selling Security Holders.
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

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  99.3**      Additional Supplement to Compliance Agreement between the Registrant and Selling Security Holders.

--------------
*  Filed herewith.

** Previously filed.

                                        9